Exhibit 15.1

January 10, 2005

Apollo Group, Inc.
4615 East Elwood Street
Phoenix, Arizona

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Apollo Group, Inc. and subsidiaries for the period ended November 30, 2004 as indicated in our report dated January 10, 2005 (which report included an explanatory paragraph regarding the condensed financial information for the three-months ended November 30, 2003, which was not audited or reviewed by us); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 30, 2004, is incorporated by reference in Registration Statement No. 333-46834, 33-87844, 33-88982, 33-88984, and 33-63429 on Form S-8 and Registration Statement No. 333-35465 and 333-33370 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Phoenix, Arizona

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